Exhibit 99.1

Vu1 CORPORATION NAMES BILL HAMLIN INTERIM PRESIDENT & CHIEF OPERATING OFFICER

Retail industry veteran will develop and manage sales, marketing and distribution organization

New York – July 28, 2011 - Vu1 Corporation (OTCBB: VUOC), a developer and manufacturer of mercury-free, energy-efficient, general illumination lighting technology, today announced that Bill Hamlin, who became a Director of Vu1 in 2010, has been named interim President and Chief Operating Officer, effective immediately and for a minimum of twelve months.

Mr. Hamlin, who is a former The Home Depot Group President, will leverage his ‘Big Box’ retail channel experience and work closely with Dr. Scott C. Blackstone, Vu1’s Chief Executive Officer, to develop and manage the Company’s sales and marketing infrastructure. Mr. Hamlin assumes this executive management role as the Company continues to build inventory to meet potential channel partners’ launch needs for its Electron Stimulated Luminescence™ (ESL), light bulbs. Vu1’s ESL lighting technology uses accelerated electrons to stimulate phosphor to create light, making the surface of the mercury-free bulb glow, providing natural light quality, energy efficiency, and a long bulb life of 11,000 hours.

“Vu1 is excited to have Bill Hamlin take on an active day-to-day operational role,” commented William B. Smith, Vu1’s Chairman.  “With Scott fully focused on driving operational excellence in Vu1’s development and manufacturing, Bill will ensure Vu1 has the appropriate sales, marketing and distribution resources to facilitate continuing development of Vu1’s channel partner network and timely delivery of our ESL bulbs to meet channel partners’ expected launch needs.”

“When I joined Vu1’s Board in 2010 I indicated that the potential for Vu1’s ESL lighting technology surpassed anything I'd seen before; my experience at Vu1 and the industry feedback we’ve received to date has confirmed that initial belief. Vu1’s ESL technology addresses an immediate and rapidly-growing consumer need and desire for an affordable, clean, energy efficient light bulb that produces superior light quality,” commented Bill Hamlin, interim President and Chief Operating Officer.  “My priority for the foreseeable future is to help Scott prepare for and to facilitate the company’s future growth as consumer demand builds for Vu1’s ESL lighting technology.”

Mr. Hamlin is a former Executive VP of Merchandising & Marketing and Group President of The Home Depot, Inc.  During his tenure at The Home Depot, his influence in Strategic Planning, Marketing & Advertising, Distribution, Logistics and Worldwide Sourcing is acknowledged to have helped shape The Home Depot into the retail giant it is today. Mr. Hamlin founded The PGA Tour Superstore, which comprises ten ‘Big Box’ concept stores of more than 60,000 square feet of golfing merchandise and an annual sales volume of over $100 Million.  Mr. Hamlin is also the President of the Board of Trustees for the Leukemia & Lymphoma Society, Georgia Chapter.

About Vu1 Corporation
New York City-based Vu1 Corporation is dedicated to applying its technology to produce energy efficient, environmentally friendly lighting solutions worldwide. Vu1 has developed a new energy efficient light bulb to provide the consumer market with the first affordable, non-toxic light bulb with features consumers are demanding and not receiving from existing products. Learn more about Vu1 at www.Vu1.com. For the latest news, find Vu1 on Facebook and follow us on Twitter

For investor inquiries, please contact Michael Polyviou at (212) 885-0453. For product and sales inquiries, please contact Chris Reilly at (704) 929-7872.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements including, but not limited to, our ability to obtain future funding required for our operations, the future demonstration and commercial availability of our light bulb, timing for bulb production and sales, manufacturing capability of our facility, future interest of channel partners and distributors, our strategic planning and business development plans, future applications of the technology, and the viability, pricing and acceptance of our products in the market. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend”  and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, as well as the risks and other factors set forth in our periodic filings with the U.S. Securities and Exchange Commission (including our Form 10-K for the year ended December 31, 2010 and our other periodic reports as filed from time to time).

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